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                                PRESS RELEASE
                             FOR IMMEDIATE RELEASE

                         GulfMark Offshore Closes
                        Sale of Over Allotment Option


     March 28, 2002 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today the closing of the exercise of the entire over allotment option by the underwriters of 225,000 shares of common stock priced at $35.40 less the underwriters' discount of $1.86 for a net of $33.54 per share. When added to the previous 1.5 million shares which closed on March 18, 2002, the total offering provided $57.9 million to the Company which has been used to repay $43.6 million in debt with the balance for general corporate purposes. The total shares outstanding, post the 1.725 million share offering, is 9,924,137.

     Underwriters for the offering included Lehman Brothers, A.G. Edwards & Sons, Inc., CIBC World Markets and Stiffel, Nicolaus & Company Incorporated.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty-three (53) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil and West Africa.


Contact: Edward A. Guthrie, Executive Vice President - Finance E-mail: Ed.Guthrie@gulfmark.com
             (713) 963-9522


This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: prices of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.



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